Exhibit 99.1
The J.M. Smucker Co. Announces Fiscal 2026 Second Quarter Results
ORRVILLE, Ohio, Nov. 25, 2025 /PRNewswire/ -- The J.M. Smucker Co. (NYSE: SJM) today announced results for the second quarter ended October 31, 2025, of its 2026 fiscal year. Financial results for the second quarter of fiscal year 2026 reflect the divestiture of certain Sweet Baked Snacks value brands on March 3, 2025, and the divestiture of the Voortman® business on December 2, 2024. All comparisons are to the second quarter of the prior fiscal year, unless otherwise noted.
EXECUTIVE SUMMARY
•Net sales was $2.3 billion, an increase of $58.9 million, or 3 percent. Net sales excluding the divestitures and foreign currency exchange increased 5 percent.
•Net income per diluted share was $2.26. Adjusted earnings per share was $2.10, a decrease of 24 percent.
•Cash provided by operations was $346.5 million compared to $404.2 million in the prior year. Free cash flow was $280.2 million compared to $317.2 million in the prior year.
•The Company updated its full-year fiscal 2026 financial outlook.
CHIEF EXECUTIVE OFFICER REMARKS
“We are pleased with our second quarter results and the positive momentum that we are experiencing in our business,” said Mark Smucker, Chief Executive Officer and Chair of the Board. “Our top-line growth was driven by ongoing demand for our portfolio of leading brands, and our bottom-line results reflect disciplined cost management and business execution.”

“While the overall environment remains dynamic, we continue to navigate successfully what we can control and advance our three strategic priorities of accelerating organic growth, embedding transformation in our everyday, and fostering a ‘Be Bold’ mindset. Through our focused strategy we are confident in our ability to deliver our financial outlook for this fiscal year and advance our longer-term objectives to increase shareholder value.”

SECOND QUARTER CONSOLIDATED RESULTS

	Three Months Ended October 31,
	2025	2024	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,330.1	$2,271.2	3%

Operating income	$418.5	$169.7	147%
Adjusted operating income	394.3	490.6	(20)%

Net income (loss) per common share – assuming dilution	$2.26	($0.23)	n/m
Adjusted earnings per share – assuming dilution	2.10	$2.76	(24)%

Weighted-average shares outstanding – assuming dilution	106.9	106.7	—%
Net Sales
Net sales increased $58.9 million, or 3 percent. Excluding $50.5 million of noncomparable net sales in the prior year related to divestitures and $1.6 million of unfavorable foreign currency exchange, net sales increased $111.0 million, or 5 percent.
The increase in comparable net sales reflects an 11 percentage point increase from net price realization, primarily driven by higher net pricing for coffee. Comparable net sales also reflects a 6 percentage point decrease from volume/mix, primarily driven by decreases for coffee, peanut butter, dog snacks, and lapping contract manufacturing sales related to the divested pet food brands in the prior year.
Operating Income
Gross profit decreased $16.2 million, or 2 percent. The decrease primarily reflects higher commodity costs, unfavorable volume/mix, tariffs, and the noncomparable impact of divestitures, partially offset by higher net price realization and a net favorable impact of derivative gains and losses. Operating income increased $248.8 million, or 147 percent, primarily driven by lapping the $260.8 million pre-tax loss on the Voortman® business disposal group classified as held for sale in the prior year, lower amortization expense, and a decrease in other special project costs, partially offset by the decrease in gross profit and an increase in selling, distribution, and administrative (“SD&A”) expenses.
Adjusted gross profit decreased $89.8 million, or 10 percent. The difference between adjusted gross profit and generally accepted accounting principles (“GAAP”) results primarily reflects the exclusion of the change in net cumulative unallocated derivative gains and losses and special project costs. Adjusted operating income, which further reflects the exclusion of the pre-tax loss on the Voortman® business disposal group classified as held for sale in the prior year, amortization expense, and other special project costs as compared to GAAP operating income, decreased $96.3 million, or 20 percent.
Interest Expense and Income Taxes
Net interest expense was comparable to the prior year.
The effective income tax rate was 24.2 percent in the quarter, as compared to 136.7 percent in the prior year. The decrease in the effective income tax rate was primarily due to unfavorable tax impacts associated with the classification of the Voortman® business as held for sale in the prior year. The adjusted effective income tax rate was 24.0 percent, compared to 24.1 percent in the prior year.

Cash Flow and Debt
Cash provided by operating activities was $346.5 million, compared to $404.2 million in the prior year, primarily reflecting more cash required to fund working capital requirements, partially offset by a reduction in income tax payments and higher net income (loss) adjusted for noncash items. Free cash flow was $280.2 million, compared to $317.2 million in the prior year, reflecting the decrease in cash provided by operating activities, partially offset by a decrease in capital expenditures as compared to the prior year.
FULL-YEAR OUTLOOK
The Company updated its full-year fiscal 2026 guidance, as summarized below.

	Current	Previous
Net sales increase vs. prior year	3.5% to 4.5%	3.0% to 5.0%
Adjusted earnings per share	$8.75 - $9.25	$8.50 - $9.50
Free cash flow (in millions)	$975.0	$975.0
Capital expenditures (in millions)	$325.0	$325.0
Adjusted effective income tax rate	23.8%	23.8%
The Company continues to operate in a dynamic and evolving external environment, including tariffs and related trade impacts, regulatory and policy changes, ongoing input inflation, and changes in consumer behaviors that could impact its fiscal year 2026 outlook. This updated guidance reflects the Company’s expectations based on its current understanding of these factors.
Net sales is now expected to increase 3.5 to 4.5 percent versus the prior year, which includes an impact of $134.7 million related to the divestitures of the Voortman® business and certain Sweet Baked Snacks value brands. Comparable net sales is expected to increase approximately 5.0 to 6.0 percent, which excludes the noncomparable sales in the prior year related to the divestitures. The increase in comparable net sales reflects higher net price realization, partially offset by a decline in volume/mix. This guidance also reflects a decline of approximately $38.0 million of contract manufacturing sales related to the divested pet food brands, as the contract manufacturing agreement concluded at the end of fiscal year 2025.

Adjusted earnings per share is now expected to range from $8.75 to $9.25. This guidance reflects the increase in net sales, adjusted gross profit margin of approximately 35.0 percent, SD&A expenses in line with the prior year, interest expense of approximately $380.0 million, an adjusted effective income tax rate of 23.8 percent, and 106.9 million weighted-average common shares outstanding. Free cash flow is expected to be approximately $975.0 million at the midpoint of our adjusted earnings per share guidance range, with capital expenditures of $325.0 million.

SECOND QUARTER SEGMENT RESULTS
(Dollar amounts in the segment tables below are reported in millions.)
U.S. Retail Coffee

	Net Sales	Segment Profit	Segment Profit Margin
FY26 Q2 Results	$848.9	$154.3	18.2%
Increase (decrease) vs. prior year	21%	(24)%	-1060bps
Net sales increased $144.9 million, or 21 percent. Net price realization increased net sales by 27 percentage points, primarily driven by higher net pricing across the portfolio. Volume/mix decreased net sales by 6 percentage points, reflecting decreases for the Folgers® and Dunkin’® brands, partially offset by an increase for the Café Bustelo® brand.
Segment profit decreased $48.4 million, primarily reflecting higher commodity costs, tariffs, unfavorable volume/mix, and higher marketing spend, partially offset by higher net price realization.
U.S. Retail Frozen Handheld and Spreads

	Net Sales	Segment Profit	Segment Profit Margin
FY26 Q2 Results	$461.1	$102.1	22.1%
Increase (decrease) vs. prior year	(5)%	(12)%	-180bps

Net sales decreased $24.1 million, or 5 percent. Volume/mix decreased net sales by 8 percentage points, primarily reflecting decreases for peanut butter, fruit spreads, and Uncrustables® sandwiches. Net price realization increased net sales by 3 percentage points, primarily driven by higher net pricing for Uncrustables® sandwiches.
Segment profit decreased $14.0 million, primarily driven by unfavorable volume/mix, higher marketing spend, and higher costs, partially offset by higher net price realization and lower pre-production expenses primarily related to the new Uncrustables® sandwiches manufacturing facility.
U.S. Retail Pet Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY26 Q2 Results	$413.2	$124.4	30.1%
Increase (decrease) vs. prior year	(7)%	2%	280bps
Net sales decreased $32.2 million, or 7 percent. Volume/mix decreased net sales by 8 percentage points, primarily driven by a decrease for dog snacks and lapping contract manufacturing sales related to the divested pet food brands in the prior year. Net price realization increased net sales by 1 percentage point, primarily reflecting higher net pricing across the portfolio.
Segment profit increased $3.0 million, primarily driven by lower costs and higher net price realization, partially offset by unfavorable volume/mix.

Sweet Baked Snacks

	Net Sales	Segment Profit	Segment Profit Margin
FY26 Q2 Results	$256.1	$21.8	8.5%
Increase (decrease) vs. prior year	(19)%	(69)%	-1390bps
Net sales decreased $59.4 million, or 19 percent. Excluding noncomparable net sales in the prior year related to the divested Voortman® business and certain Sweet Baked Snacks value brands, net sales decreased $8.9 million, or 3 percent. Volume/mix decreased net sales by 2 percentage points, primarily reflecting decreases for snack cakes, private label products, and breakfast, partially offset by an increase for donuts. Net price realization decreased net sales by 1 percentage point, primarily reflecting lower net pricing across the majority of the portfolio.
Segment profit decreased $48.8 million, primarily reflecting higher costs, the impact of the noncomparable segment profit in the prior year related to the divested businesses, unfavorable volume/mix, and higher marketing spend.
International and Away From Home

	Net Sales	Segment Profit	Segment Profit Margin
FY26 Q2 Results	$350.8	$76.4	21.8%
Increase (decrease) vs. prior year	9%	12%	60bps
Net sales increased $29.7 million, or 9 percent. Excluding $1.6 million of unfavorable foreign currency exchange, net sales increased $31.3 million, or 10 percent. Net price realization contributed 9 percentage points to net sales, primarily driven by higher net pricing for coffee. Volume/mix increased net sales by 1 percentage point, primarily driven by an increase for Uncrustables® sandwiches, partially offset by decreases for coffee, peanut butter, and dog snacks.
Segment profit increased $8.4 million, primarily reflecting higher net price realization, lower SD&A expenses, and favorable volume/mix, partially offset by higher costs and tariffs.

Financial Results Discussion and Webcast
At approximately 7:00 a.m. Eastern Standard Time today, the Company will post to its website at investors.jmsmucker.com a pre-recorded management discussion of its fiscal 2026 second quarter financial results, a transcript of the discussion, and supplemental materials. At 9:00 a.m. Eastern Standard Time today, the Company will webcast a live question-and-answer session with Mark Smucker, Chief Executive Officer and Chair of the Board, and Tucker Marshall, Chief Financial Officer. The live webcast and replay can be accessed at investors.jmsmucker.com.
The J.M. Smucker Co. Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: the Company’s ability to successfully integrate Hostess Brands’ operations and employees and to implement plans and achieve financial forecasts with respect to the Hostess Brands’ business; disruption from the acquisition of Hostess Brands by diverting the attention of the Company’s management and making it more difficult to maintain business and operational relationships; the negative effects of the acquisition of Hostess Brands on the market price of the Company’s common shares; the amount of the costs, fees, expenses, and charges and the risk of litigation related to the acquisition of Hostess Brands; the effect of the acquisition of Hostess Brands on the Company’s business relationships, operating results, ability to hire and retain key talent, and business generally; disruptions or inefficiencies in the Company’s operations or supply chain, including any impact caused by product recalls, political instability, terrorism, geopolitical conflicts, extreme weather conditions, natural disasters, pandemics, work stoppages or labor shortages, or other calamities; risks related to the availability of, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging, and transportation; the impact of food security concerns involving either the Company’s products or its competitors’ products, changes in consumer preferences, consumer or other litigation, actions by the U.S. Food and Drug Administration or other agencies, and product recalls; risks associated with derivative and purchasing strategies the Company employs to manage commodity pricing and interest rate risks; the availability of reliable transportation on acceptable terms; the ability to achieve cost savings related to the Company’s restructuring and cost management programs in the amounts and within the time frames currently anticipated; the ability to generate sufficient cash flow to continue operating under the Company’s capital deployment model, including capital expenditures, debt repayment to meet the Company’s deleveraging objectives, dividend payments, and share repurchases; a change in outlook or downgrade in the Company’s public credit ratings by a rating agency below investment grade; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the Company’s businesses, including product innovation; general competitive activity in the market, including competitors’ pricing practices and promotional spending levels; the Company’s ability to attract and retain key talent; the concentration of certain of the Company’s businesses with key customers and suppliers, including primary or single-source suppliers of certain key raw materials and finished goods, and the Company’s ability to manage and maintain key relationships; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in the useful lives of other intangible assets or other long-lived assets; the impact of new or changes to existing governmental laws and regulations and their application, including tariffs, food ingredients, food labeling, and food accessibility; the outcome of tax examinations, changes in tax laws, and other tax matters; a disruption, failure, or security breach of the Company or its suppliers’ information technology systems, including, but not limited to, ransomware attacks; foreign currency exchange rate and interest rate fluctuations; and risks related to other factors described under “Risk Factors” in other reports and statements filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.

About The J.M. Smucker Co.
At The J.M. Smucker Co., it is our privilege to make food people and pets love by offering a diverse family of brands available across North America. We are proud to lead in the coffee, peanut butter, fruit spreads, frozen handheld, sweet baked goods, dog snacks, and cat food categories by offering brands consumers trust for themselves and their families each day, including Folgers®, Dunkin’®, Café Bustelo®, Jif®, Uncrustables®, Smucker’s®, Hostess®, Milk-Bone®, and Meow Mix®. Through our unwavering commitment to producing quality products, operating responsibly and ethically and delivering on our Purpose, we will continue to grow our business while making a positive impact on society. For more information, please visit jmsmucker.com.

The J.M. Smucker Co. is the owner of all trademarks referenced herein, except for Dunkin’®, which is a trademark of DD IP Holder LLC. The Dunkin’® brand is licensed to The J.M. Smucker Co. for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, e-commerce and drug stores, and in certain away from home channels. This information does not pertain to products for sale in Dunkin’® restaurants.
Contacts:
The J.M. Smucker Co.: (330) 682-3000
Investors: Crystal Beiting, Vice President, Investor Relations & FP&A
Media: Abbey Linville, Vice President, Public Relations & Communications

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Income

	Three Months Ended October 31,			Six Months Ended October 31,
	2025	2024	% Increase (Decrease)	2025	2024	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,330.1	$2,271.2	3%	$4,443.4	$4,396.3	1%
Cost of products sold	1,460.2	1,385.1	5%	3,098.8	2,713.0	14%
Gross Profit	869.9	886.1	(2)%	1,344.6	1,683.3	(20)%
Gross margin	37.3%	39.0%		30.3%	38.3%

Selling, distribution, and administrative expenses	398.2	390.7	2%	775.6	780.8	(1)%
Amortization	50.2	55.8	(10)%	100.4	111.8	(10)%
Other special project costs	5.6	10.7	(48)%	11.6	17.8	(35)%
Loss (gain) on divestitures – net	—	260.8	(100)%	—	260.8	(100)%
Other operating expense (income) – net	(2.6)	(1.6)	63%	(7.1)	(7.1)	—%
Operating Income	418.5	169.7	147%	464.1	519.2	(11)%
Operating margin	18.0%	7.5%		10.4%	11.8%

Interest expense – net	(98.6)	(98.7)	—%	(198.8)	(199.1)	—%
Other income (expense) – net	(1.5)	(4.2)	(64)%	(3.4)	(7.3)	(53)%
Income Before Income Taxes	318.4	66.8	n/m	261.9	312.8	(16)%
Income tax expense	77.1	91.3	(16)%	64.5	152.3	(58)%
Net Income (Loss)	$241.3	($24.5)	n/m	$197.4	$160.5	23%

Net income (loss) per common share	$2.26	($0.23)	n/m	$1.85	$1.51	23%

Net income (loss) per common share – assuming dilution	$2.26	($0.23)	n/m	$1.85	$1.51	23%

Dividends declared per common share	$1.10	$1.08	2%	$2.20	$2.16	2%

Weighted-average shares outstanding	106.7	106.4	—%	106.6	106.4	—%

Weighted-average shares outstanding – assuming dilution	106.9	106.7	—%	106.9	106.6	—%

The J.M. Smucker Co. Unaudited Condensed Consolidated Balance Sheets

	October 31, 2025	April 30, 2025
	(Dollars in millions)
Assets
Current Assets
Cash and cash equivalents	$62.8	$69.9
Trade receivables – net	675.2	619.0
Inventories	1,354.2	1,209.4
Other current assets	233.3	248.3
Total Current Assets	2,325.5	2,146.6

Property, Plant, and Equipment – Net	3,023.1	3,079.6

Other Noncurrent Assets
Goodwill	5,707.7	5,710.0
Other intangible assets – net	6,246.4	6,346.9
Other noncurrent assets	325.6	280.2
Total Other Noncurrent Assets	12,279.7	12,337.1
Total Assets	$17,628.3	$17,563.3

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$1,109.7	$1,288.7
Short-term borrowings	748.2	640.8
Other current liabilities	768.5	722.5
Total Current Liabilities	2,626.4	2,652.0

Noncurrent Liabilities
Long-term debt	7,039.8	7,036.8
Other noncurrent liabilities	1,901.9	1,791.9
Total Noncurrent Liabilities	8,941.7	8,828.7

Total Shareholders’ Equity	6,060.2	6,082.6
Total Liabilities and Shareholders’ Equity	$17,628.3	$17,563.3

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended October 31,		Six Months Ended October 31,
	2025	2024	2025	2024
	(Dollars in millions)
Operating Activities
Net income (loss)	$241.3	($24.5)	$197.4	$160.5
Adjustments to reconcile net income (loss) to net cash provided by (used for) operations:
Depreciation	93.1	72.2	178.1	145.2
Amortization	50.2	55.8	100.4	111.8
Share-based compensation expense	8.9	6.9	17.9	15.8
Loss (gain) on divestitures – net	—	260.8	—	260.8
Deferred income tax expense (benefit)	40.0	21.3	64.0	23.9
Other noncash adjustments – net	15.6	15.0	28.3	30.1
Changes in assets and liabilities, net of effect from acquisition and divestitures:
Trade receivables	(32.3)	(70.1)	(56.6)	(68.5)
Inventories	31.7	44.6	(145.6)	(54.4)
Other current assets	24.0	23.1	77.0	25.7
Accounts payable	(127.8)	(21.9)	(161.0)	(83.4)
Accrued liabilities	(20.9)	80.7	55.3	19.8
Income and other taxes	24.2	(59.5)	(16.9)	(4.6)
Other – net	(1.5)	(0.2)	(2.4)	(5.6)
Net Cash Provided by (Used for) Operating Activities	346.5	404.2	335.9	577.1
Investing Activities
Additions to property, plant, and equipment	(66.3)	(87.0)	(150.6)	(210.7)
Proceeds from disposal of property, plant, and equipment	0.2	—	13.1	—
Collateral pledged for derivative cash margin accounts	73.9	33.7	(52.8)	(14.9)
Other – net	0.1	—	0.3	(0.1)
Net Cash Provided by (Used for) Investing Activities	7.9	(53.3)	(190.0)	(225.7)
Financing Activities
Short-term borrowings (repayments) – net	(213.2)	(217.8)	87.4	(121.6)
Quarterly dividends paid	(116.8)	(114.4)	(231.2)	(226.5)
Purchase of treasury shares	(0.4)	(0.1)	(5.0)	(2.7)
Other – net	0.7	(8.4)	(2.9)	(12.9)
Net Cash Provided by (Used for) Financing Activities	(329.7)	(340.7)	(151.7)	(363.7)
Effect of exchange rate changes on cash	(1.2)	(0.5)	(1.3)	(0.5)
Net increase (decrease) in cash and cash equivalents	23.5	9.7	(7.1)	(12.8)
Cash and cash equivalents at beginning of period	39.3	39.5	69.9	62.0
Cash and Cash Equivalents at End of Period	$62.8	$49.2	$62.8	$49.2

The J.M. Smucker Co. Unaudited Supplemental Schedule

	Three Months Ended October 31,				Six Months Ended October 31,
	2025	% of Net Sales	2024	% of Net Sales	2025	% of Net Sales	2024	% of Net Sales
	(Dollars in millions)
Net sales	$2,330.1		$2,271.2		$4,443.4		$4,396.3
Selling, distribution, and administrative expenses:
Marketing	142.2	6.1%	122.1	5.4%	260.1	5.9%	231.0	5.3%
Selling	60.6	2.6%	61.1	2.7%	131.5	3.0%	137.0	3.1%
Distribution	72.5	3.1%	68.8	3.0%	141.7	3.2%	140.3	3.2%
General and administrative	122.9	5.3%	138.7	6.1%	242.3	5.5%	272.5	6.2%
Total selling, distribution, and administrative expenses	$398.2	17.1%	$390.7	17.2%	$775.6	17.5%	$780.8	17.8%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Reportable Segments

	Three Months Ended October 31,		Six Months Ended October 31,
	2025	2024	2025	2024
	(Dollars in millions)
Net sales:
U.S. Retail Coffee	$848.9	$704.0	$1,566.1	$1,327.4
U.S. Retail Frozen Handheld and Spreads	461.1	485.2	945.8	982.0
U.S. Retail Pet Foods	413.2	445.4	781.2	845.1
Sweet Baked Snacks	256.1	315.5	509.3	649.2
International and Away From Home	350.8	321.1	641.0	592.6
Total net sales	$2,330.1	$2,271.2	$4,443.4	$4,396.3

Segment profit:
U.S. Retail Coffee	$154.3	$202.7	$288.5	$375.3
U.S. Retail Frozen Handheld and Spreads	102.1	116.1	216.4	235.1
U.S. Retail Pet Foods	124.4	121.4	225.7	236.7
Sweet Baked Snacks	21.8	70.6	56.0	145.0
International and Away From Home	76.4	68.0	141.9	116.6
Total segment profit	$479.0	$578.8	$928.5	$1,108.7
Amortization	(50.2)	(55.8)	(100.4)	(111.8)
Gain (loss) on divestitures – net	—	(260.8)	—	(260.8)
Interest expense – net	(98.6)	(98.7)	(198.8)	(199.1)
Change in net cumulative unallocated derivative gains and losses	103.0	11.7	(150.1)	(18.3)
Cost of products sold – special project costs	(23.0)	(5.3)	(38.4)	(10.6)
Other special project costs	(5.6)	(10.7)	(11.6)	(17.8)
Corporate administrative expenses	(84.7)	(88.2)	(163.9)	(170.2)
Other income (expense) – net	(1.5)	(4.2)	(3.4)	(7.3)
Income before income taxes	$318.4	$66.8	$261.9	$312.8

Segment profit margin:
U.S. Retail Coffee	18.2%	28.8%	18.4%	28.3%
U.S. Retail Frozen Handheld and Spreads	22.1%	23.9%	22.9%	23.9%
U.S. Retail Pet Foods	30.1%	27.3%	28.9%	28.0%
Sweet Baked Snacks	8.5%	22.4%	11.0%	22.3%
International and Away From Home	21.8%	21.2%	22.1%	19.7%

Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, including: net sales excluding divestitures and foreign currency exchange; adjusted gross profit; adjusted operating income; adjusted income; adjusted earnings per share; earnings before interest, taxes, depreciation, amortization expense, impairment charges related to intangible assets, and gains and losses on divestitures (“EBITDA (as adjusted)”); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that investors’ understanding of its performance is enhanced by disclosing these performance measures. Furthermore, these non-GAAP financial measures are used by management in preparation of the annual budget and for the monthly analyses of its operating results. The Board of Directors also utilizes certain non-GAAP financial measures as components for measuring performance for incentive compensation purposes.
Non-GAAP financial measures exclude certain items affecting comparability that can significantly affect the year-over-year assessment of operating results, which include amortization expense and impairment charges related to intangible assets; certain divestiture, acquisition, integration, and restructuring costs (“special project costs”); gains and losses on divestitures; the net change in cumulative unallocated gains and losses on commodity and foreign currency exchange derivative activities (“change in net cumulative unallocated derivative gains and losses”); and other infrequently occurring items that do not directly reflect ongoing operating results. Income taxes, as adjusted is calculated using an adjusted effective income tax rate that is applied to adjusted income before income taxes and reflects the exclusion of the previously discussed items, as well as any adjustments for one-time tax-related activities, when they occur. While this adjusted effective income tax rate does not generally differ materially from the GAAP effective income tax rate, certain exclusions from non-GAAP results can significantly impact the adjusted effective income tax rate.

These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitate the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the “Unaudited Non-GAAP Financial Measures” tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal year 2026 outlook.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended October 31,				Six Months Ended October 31,
	2025	2024	Increase (Decrease)	%	2025	2024	Increase (Decrease)	%
	(Dollars in millions)

Net sales reconciliation:
Net sales	$2,330.1	$2,271.2	$58.9	3%	$4,443.4	$4,396.3	$47.1	1%
Sweet Baked Snacks value brands divestiture	—	(14.2)	14.2	1	—	(29.9)	29.9	1
Voortman® divestiture	—	(36.3)	36.3	2	—	(73.4)	73.4	2
Foreign currency exchange	1.6	—	1.6	—	1.8	—	1.8	—
Net sales excluding divestitures and foreign currency exchange	$2,331.7	$2,220.7	$111.0	5%	$4,445.2	$4,293.0	$152.2	4%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended October 31,		Six Months Ended October 31,
	2025	2024	2025	2024
	(Dollars and shares in millions, except per share data)
Gross profit reconciliation:
Gross profit	$869.9	$886.1	$1,344.6	$1,683.3
Change in net cumulative unallocated derivative gains and losses	(103.0)	(11.7)	150.1	18.3
Cost of products sold – special project costs	23.0	5.3	38.4	10.6
Adjusted gross profit	$789.9	$879.7	$1,533.1	$1,712.2
% of net sales	33.9%	38.7%	34.5%	38.9%
Operating income reconciliation:
Operating income	$418.5	$169.7	$464.1	$519.2
Amortization	50.2	55.8	100.4	111.8
Loss (gain) on divestitures – net	—	260.8	—	260.8
Change in net cumulative unallocated derivative gains and losses	(103.0)	(11.7)	150.1	18.3
Cost of products sold – special project costs	23.0	5.3	38.4	10.6
Other special project costs	5.6	10.7	11.6	17.8
Adjusted operating income	$394.3	$490.6	$764.6	$938.5
% of net sales	16.9%	21.6%	17.2%	21.3%
Net income (loss) reconciliation:
Net income (loss)	$241.3	($24.5)	$197.4	$160.5
Income tax expense	77.1	91.3	64.5	152.3
Amortization	50.2	55.8	100.4	111.8
Loss (gain) on divestitures – net	—	260.8	—	260.8
Change in net cumulative unallocated derivative gains and losses	(103.0)	(11.7)	150.1	18.3
Cost of products sold – special project costs	23.0	5.3	38.4	10.6
Other special project costs	5.6	10.7	11.6	17.8
Other expense – special project costs	0.9	—	0.9	—
Adjusted income before income taxes	$295.1	$387.7	$563.3	$732.1
Income taxes, as adjusted	70.8	93.5	135.6	178.4
Adjusted income	$224.3	$294.2	$427.7	$553.7
Weighted-average shares outstanding – assuming dilution	106.9	106.7	106.9	106.6
Adjusted earnings per share – assuming dilution	$2.10	$2.76	$4.00	$5.19

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended October 31,		Six Months Ended October 31,
	2025	2024	2025	2024
	(Dollars in millions)
EBITDA (as adjusted) reconciliation:
Net income (loss)	$241.3	($24.5)	$197.4	$160.5
Income tax expense	77.1	91.3	64.5	152.3
Interest expense – net	98.6	98.7	198.8	199.1
Depreciation	93.1	72.2	178.1	145.2
Amortization	50.2	55.8	100.4	111.8
Loss (gain) on divestitures – net	—	260.8	—	260.8
EBITDA (as adjusted)	$560.3	$554.3	$739.2	$1,029.7
% of net sales	24.0%	24.4%	16.6%	23.4%

Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$346.5	$404.2	$335.9	$577.1
Additions to property, plant, and equipment	(66.3)	(87.0)	(150.6)	(210.7)
Free cash flow	$280.2	$317.2	$185.3	$366.4

The following tables provide a reconciliation of the Company’s fiscal year 2026 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2026
	Low	High
Net income per common share – assuming dilution reconciliation:
Net income per common share – assuming dilution	$5.66	$6.16
Change in net cumulative unallocated derivative gains and losses (A)	0.72	0.72
Amortization	1.42	1.42
Special project costs	0.58	0.58
Pension plan termination settlement charge (B)	0.32	0.32
Adjusted effective income tax rate impact	0.05	0.05
Adjusted earnings per share	$8.75	$9.25

(A) We are unable to project derivative gains and losses on a forward-looking basis as these will vary each quarter based on market conditions and derivative positions taken. The change in unallocated derivative gains and losses in the table above reflects the net impact of the gains and losses that have been recognized in our GAAP results and excluded from non-GAAP results as of October 31, 2025, that are expected to be allocated to non-GAAP results in future periods.
(B) Represents a non-recurring pre-tax settlement charge related to the termination of one of the Company’s U.S. defined benefit pension plans anticipated to be realized during fiscal year 2026 upon settlement of the pension obligations.

	Year Ending April 30, 2026
	(Dollars in millions)
Free cash flow reconciliation:
Net cash provided by operating activities	$1,300.0
Additions to property, plant, and equipment	(325.0)
Free cash flow	$975.0